ALLIANCE SECURITIES CORP.

Mortgage Pass-Through Certificates, Series 2007-OA1

Class A-1, Class A-2, Class A-3, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates

UNDERWRITING AGREEMENT

May 25, 2007

Barclays Capital Inc.
200 Park Avenue
5th Floor
New York, NY 10166

Ladies and Gentlemen:

Alliance Securities Corp., a Delaware corporation (the “Company”), proposes to sell to you (the “Underwriter”) the amounts set forth in Schedule I attached hereto of Mortgage Pass-Through Certificates, Series 2007-OA1 Class A-1, Class A-2, Class A-3, Class M-1, Class M-2, Class M-3, Class M-4, Class M-5, Class M-6, Class M-7, Class M-8 and Class M-9 Certificates (collectively, the “Certificates”) having the aggregate principal amounts and Pass-Through Rates as set forth in Schedule I. The Certificates, together with the Class CE, Class R and Class R-X Certificates (together, the “Non-Offered Certificates”) of the same series, will evidence the entire beneficial interest in the Trust Fund (as defined in the Pooling and Servicing Agreement referred to below), consisting primarily of a pool (the “Pool”) of 30-year pay option, adjustable rate first lien mortgage loans (the “Mortgage Loans”) as described in the Free Writing Prospectus and the Prospectus Supplement (as hereinafter defined) to be sold by the Company.

The Certificates will be issued pursuant to a pooling and servicing agreement, dated as of May 1, 2007 (the “Pooling and Servicing Agreement”), among the Company, as depositor, Alliance Bancorp, as servicer, Wells Fargo Bank, N.A, as master servicer (“Wells Fargo” or the “Master Servicer”), GMAC Mortgage, LLC, as subservicer and back-up servicer, Deutsche Bank National Trust Company, as trustee (the “Trustee”) and Wells Fargo, as securities administrator.  The Certificates are described more fully in the Base Prospectus, the Free Writing Prospectus and the Prospectus Supplement (each as hereinafter defined).

The Certificates will represent ownership interests in the trust fund (the “Trust Fund”) created by the Pooling and Servicing Agreement. The Trust Fund will consist of the Mortgage Loans.

Alliance Bancorp sold the Mortgage Loans to the Company pursuant to a Mortgage Loan Purchase Agreement dated as of May 30, 2007 (the “Mortgage Loan Purchase Agreement”) between Alliance Bancorp and the Company.

1.  Representations, Warranties and Covenants.

1.1  As of the Closing Date or such other date specified below, both Alliance Bancorp and the Company, represent and warrant to, and agree with the Underwriter as follows:

(a)  The Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement (No. 333-135166) on Form S-3 for the registration under the Securities Act of 1933, as amended (the “Act”), of Mortgage Pass-Through Certificates (issuable in series), including the Certificates, which registration statement has become effective, and a copy of which, as amended to the date hereof, has heretofore been delivered to the Underwriter.  The Company meets the requirements and all other conditions have been satisfied for the use of Form S-3 under the Act. The Company proposes to file with the Commission pursuant to Rule 424(b) under the rules and regulations of the Commission under the Act (the “1933 Act Regulations”) a prospectus supplement dated May 29, 2007 (the “Prospectus Supplement”), to the prospectus dated May 25, 2007 (the “Base Prospectus”), relating to the Certificates and the method of distribution thereof.  Such registration statement (No.333-135166) including exhibits thereto and any information incorporated therein by reference, as amended at the date hereof, is hereinafter called the “Registration Statement”; and the Base Prospectus and the Prospectus Supplement and any information incorporated therein by reference (including any static pool data referred to under the caption “Static Pool Information” therein, regardless of whether it is a part of the Registration Statement or Prospectus under Rule 1105(d) of Regulation AB of the 1933 Act Regulations), together with any amendment thereof or supplement thereto authorized by the Company on or prior to May 30, 2007 (the “Closing Date”) for use in connection with the offering of the Certificates, are hereinafter called the “Prospectus”.  The Company prepared a Free Writing Prospectus containing substantially all information that will appear in the Prospectus Supplement and minus specific sections including the “Method of Distribution” section (such Free Writing Prospectus, together with the Base Prospectus, the “Definitive Free Writing Prospectus”).

(b)  The Registration Statement has become effective and no stop order suspending the effectiveness of the Registration Statement is in effect, no proceedings for such purpose are pending before or threatened by the Commission, and the Registration Statement as of the effective date (the “Effective Date”, as defined in this paragraph), and the Prospectus, as of the date of the Prospectus Supplement, complied in all material respects with the applicable requirements of the Act and the 1933 Act Regulations. The Registration Statement, as of the Effective Date, did not contain any untrue statement of a material fact and did not omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Prospectus, as of the date of the Prospectus Supplement, did not, and as of the Closing Date will not, contain an untrue statement of a material fact and did not and will not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that neither the Company nor Alliance Bancorp makes any representations or warranties as to any information contained in or omitted from the first and third sentence of the second paragraph of the Prospectus set forth under the caption “Method of Distribution” relating to the Certificates (the “Underwriter’s Information”). In addition, the Definitive Free Writing Prospectus, as of the date thereof and as of the time of each Contract of Sale occurring prior to the time that Prospectus Supplement first becomes available for use by the Underwriter, did not contain an untrue statement of a material fact and did not omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.  The Effective Date shall mean the earlier of the date by which the Prospectus Supplement is first used and the time of the first Contract of Sale (as defined in Section 4.3) to which such Prospectus Supplement relates.  As used herein, “Pool Information” means all loan level data with respect to the characteristics of the Mortgage Loans and administrative and servicing fees, as provided by or on behalf of the Company or Alliance Bancorp to the Underwriter. The Company acknowledges that the Underwriter’s Information constitutes the only information furnished in writing by you or on your behalf for use in connection with the preparation of the Registration Statement or the Prospectus, and you confirm that the Underwriter’s Information is correct with respect to you and the Certificates you underwrite.

(c)  Each of Alliance Bancorp and the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of California, with respect to Alliance Bancorp, and the State of Delaware, with respect to the Company, and has the requisite corporate power and authority to own its properties and to conduct its business as presently conducted by it and, to enter into and perform its obligations under this Agreement, the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreement.

(d)  The Company is not, as of the date upon which it delivers the Definitive Free Writing Prospectus, an “ineligible issuer”, as such term is defined in Rule 405 of the 1933 Act Regulations.

(e)  Each of Alliance Bancorp and the Company is not in violation of its Certificate of Incorporation or By-Laws or any agreement the violation of which would have a material adverse effect on the Company.

(f)  The Certificates and the Pooling and Servicing Agreement conform in all material respects to the description thereof contained in the Definitive Free Writing Prospectus and the Prospectus and the representations and warranties of the Company in the Pooling and Servicing Agreement and the Mortgage Loan Purchase Agreement will be true and correct in all material respects.

(g)  Each of the Certificates, when validly executed, authenticated, issued and delivered in accordance with the Pooling and Servicing Agreement and paid for in accordance with this Agreement, will be duly and validly issued and outstanding and entitled to the benefits and security afforded by the Pooling and Servicing Agreement and will constitute legal, valid and binding obligations of the trust enforceable in accordance with its terms and the terms of the Pooling and Servicing Agreement, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights generally and by the general principles of equity.

(h)  This Agreement has been duly authorized, executed and delivered by both Alliance Bancorp and the Company. The Pooling and Servicing Agreement has been, and as of the Closing Date, each of the other agreements entered into in connection with the issuance or delivery of the Certificates or any of the transactions contemplated herein (together with the Mortgage Loan Purchase Agreement, the Pooling and Servicing Agreement and this Agreement, the “Transaction Documents”) to which the Company, or Alliance Bancorp, as applicable, is a party, will have been, duly authorized, executed and delivered by the Company, or Alliance Bancorp, as applicable, and will conform in all material respects to the descriptions thereof contained in the Definitive Free Writing Prospectus and the Prospectus. Each of the Certificates, when validly executed, authenticated, issued and delivered in accordance with the Pooling and Servicing Agreement and paid for in accordance with this Agreement, will be duly and validly issued and outstanding and entitled to the benefits and security afforded by the Pooling and Servicing Agreement and will constitute legal, valid and binding obligations of the trust enforceable in accordance with its terms and the terms of the Pooling and Servicing Agreement, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting enforcement of creditors' rights generally and by the general principles of equity and, assuming the valid execution and delivery thereof by the other parties thereto, each Transaction Document (other than this Agreement) to which Alliance Bancorp or the Company is a party will constitute a legal, valid and binding agreement of the Company, or Alliance Bancorp, as applicable, enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by general principles of equity.

(i)  None of the issuance, delivery or sale of the Certificates, the execution and delivery by Alliance Bancorp or the Company of any of the Transaction Documents, or the consummation of any other of the transactions contemplated herein, nor compliance with the provisions of the Transaction Documents, will conflict with or result in the breach of any material term or provision of the certificate of incorporation or by-laws of Alliance Bancorp or the Company, and, except as disclosed in the Definitive Free Writing Prospectus and the Prospectus, Alliance Bancorp and the Company are not in breach or violation of or in default (nor has an event occurred which with notice or lapse of time or both would constitute a default, except as disclosed in the Definitive Free Writing Prospectus and the Prospectus) under the terms of (i) any indenture, contract, lease, mortgage, deed of trust, note, agreement or other evidence of indebtedness or other agreement, obligation or instrument to which Alliance Bancorp or the Company is a party or by which it or its properties are bound, or (ii) any law, decree, order, rule or regulation applicable to Alliance Bancorp or the Company of any court or supervisory, regulatory, administrative or governmental agency, body or authority, or arbitrator having jurisdiction over Alliance Bancorp or the Company or its respective properties, the default in or the breach or violation of which would have a material adverse effect on Alliance Bancorp or the Company or the Certificates or on the ability of Alliance Bancorp or the Company to perform its respective obligations under the Transaction Documents to which it is a party; and neither the delivery of the Certificates, nor the execution and delivery of the Transaction Documents nor the consummation of any other of the transactions contemplated herein, nor the compliance with the provisions of such Transaction Documents will result in such a breach, violation or default which would have such a material adverse effect.

(j)  No filing or registration with, notice to, or consent, approval, authorization or order or other action of any court or governmental authority or agency is required for the consummation by Alliance Bancorp and the Company of the transactions contemplated by the Transaction Documents to which it is a party (other than as required under Blue Sky laws or state securities laws, as to which no representations and warranties are made by Alliance Bancorp or the Company), except such as have been, or will have been obtained prior to the Closing Date, and such recordations of the assignment to the Trustee of the mortgages securing the Mortgage Loans (to the extent such recordations are required pursuant to the Pooling and Servicing Agreement) that have not yet been completed.

(k)  There is no action, suit or proceeding before or by any court, administrative or governmental agency now pending to which Alliance Bancorp or the Company is a party, or to the best knowledge of Alliance Bancorp or the Company, threatened against Alliance Bancorp or the Company, which could reasonably interfere with or materially and adversely affect (i) the consummation of the transactions contemplated in the Transaction Documents, (ii) the performance by Alliance Bancorp or the Company of its obligations under, or the validity or enforceability of, the Pooling and Servicing Agreement or the Certificates or (iii) the federal income tax attributes of the Certificates as described in the Definitive Free Writing Prospectus and the Prospectus.

(l)  At the time of execution and delivery of the Pooling and Servicing Agreement, (1) the Company will own the Mortgage Loans being transferred and assigned by it to the Trustee pursuant to the Pooling and Servicing Agreement, free and clear of any lien, mortgage, pledge, charge, encumbrance, adverse claim or other security interest (collectively, “Liens”), except to the extent permitted in the Pooling and Servicing Agreement, and will not have assigned to any person other than the Trustee any of its right, title or interest in its Mortgage Loans, (2) the Company will have the power and authority to transfer and assign the Trust Fund to the Trustee and to transfer the Certificates to the Underwriter and will have duly authorized such action, (3) upon execution and delivery by the Company to the Trustee of the Pooling and Servicing Agreement, and delivery of the Certificates to the Company, the Trustee will have a valid, perfected ownership interest in the Mortgage Loans of first priority in the Trust Fund free of Liens other than Liens permitted by the Pooling and Servicing Agreement and (4) upon payment and delivery of the Certificates to the Underwriter, the Underwriter will acquire ownership of the Certificates, free of Liens other than Liens created or granted by the Underwriter.

(m)  Any taxes, fees and other governmental charges in connection with the execution, delivery and issuance of the Transaction Documents and the Certificates have been or will be paid by Alliance Bancorp or the Company at or prior to the Closing Date, except for fees for recording assignments of the mortgages securing the Mortgage Loans to the Trustee pursuant to the Pooling and Servicing Agreement that have not yet been completed, which fees will be paid by or on behalf of Alliance Bancorp in accordance with and if required by the Pooling and Servicing Agreement.

(n)  The Company possesses all certificates, licenses, authorizations and permits issued by the appropriate State, Federal or foreign regulatory agencies or bodies necessary to conduct the business now conducted by it and as described in the Definitive Free Writing Prospectus and the Prospectus, and the Company has not received notice of any proceedings relating to the revocation or modification of any such license, certificate, authority or permit which if decided adversely to the Company would, singly or in the aggregate, materially and adversely affect the conduct of its business, operations or financial conditions.

(o)  Alliance Bancorp or any back-up servicer or subservicer who will be servicing any Mortgage Loans pursuant to the Pooling and Servicing Agreement is qualified to do business and possesses all necessary certificates, licenses and permits in all jurisdictions in which its activities as back-up servicer, servicer or subservicer of the Mortgage Loans serviced by it require such qualifications, certificates, licenses or permits except where failure to be so qualified or to obtain such certificates, licenses or permits will not have a material adverse effect on such servicing activities.

(p)  Neither the Company nor the Trust Fund is an “investment company” or an entity “controlled” by an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.

(q)  Since the respective dates as of which information is given in the Definitive Free Writing Prospectus and the Prospectus, there has not been any material adverse change in the general affairs, management, financial condition, or results of operations of Alliance Bancorp or the Company, otherwise than as set forth or contemplated in the Definitive Free Writing Prospectus and the Prospectus as supplemented or amended as of the Closing Date.

(r)  The representations and warranties set forth in Section 3.1 of the Mortgage Loan Purchase Agreement are true and correct in all material respects.

(s)  As of their respective dates, the Definitive Free Writing Prospectus and the Prospectus do not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(t)  At the time of the assignment of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, the Company had good title to, and was the sole owner of, each Mortgage Loan, free and clear of any pledge, lien, encumbrance or security interest and the Company had the power and authority to assign the Mortgage Loans to Alliance Bancorp Trust, Series 2007-OA1 (the “Trust”) and the Trust will have been assigned all right, title and interest in, to and under the Mortgage Loans.

(u)   So long as the Certificates are outstanding, the Company will furnish or cause to be furnished to the Underwriter copies of all reports or other communications (financial or other) furnished to holders of the Certificates.

(v)  The final computer tape of the Mortgage Loans created with actual principal balances as of the close of business on April 30, 2007 (giving effect to scheduled payments of principal and interest due May 1, 2007, whether or not those scheduled payments have been made) and made available to you by Alliance Bancorp and the Company, was complete and accurate as of the date thereof and includes a description of the Mortgage Loans that are described in the Definitive Free Writing Prospectus and the  Prospectus Supplement.

(w)  All actions required to be taken by Alliance Bancorp and the Company as a condition to the offer and sale of the Certificates as described herein or the consummation of any of the transactions described in the Definitive Free Writing Prospectus or the Prospectus have been or, prior to the Closing Date, will be taken.

(x)  The Certificates are “asset backed securities” within the meaning of, and satisfy the requirements for use of, Form S-3 under the Act.

1.2  The Underwriter represents and warrants to and agrees with Alliance Bancorp and the Company that:

(a)  As of the date hereof and as of the Closing Date, the Underwriter has complied with all of its obligations hereunder. The Free Writing Prospectuses, other than the Definitive Free Writing Prospectus, provided by the Underwriter to the Company pursuant to Section 4.4 constitute a complete set of all such Free Writing Prospectuses furnished to any investor by the Underwriter in connection with the offering of any Certificates, other than any Underwriter Derived Information.

(b)  Reserved.

(c)  Reserved.

2.  Purchase and Sale. Subject to the terms and conditions and in reliance upon the representations and warranties herein set forth, the Company agrees to sell to the Underwriter, and the Underwriter agrees to purchase from the Company, the Certificates for an amount equal to $302,059,339.31.

3.  Delivery and Payment. Payment for the Certificates shall be made by wire transfer of immediately available funds to an account designated by the Company, and delivery of the Certificates shall be made at the office of Thacher Proffitt & Wood LLP.  Delivery of and payment for the Certificates shall be made at 10:00 a.m., New York City time, on May 30, 2007, or such later date as the Underwriter shall designate, which date and time may be postponed by agreement among the Underwriter and the Company (such date and time of delivery and payment for the Certificates being herein called the “Closing Date”). Delivery of the Certificates shall be made to the Underwriter through the Depository Trust Company (“DTC”) against payment by you of the purchase price thereof to or upon the order of the Company by wire transfer of immediately available funds.

4.  Offering by Underwriter.

4.1  It is understood that the Underwriter proposes to offer the Certificates for sale to the public as set forth in the Prospectus and that the Underwriter will not offer, sell or otherwise distribute the Certificates (except for the sale thereof in exempt transactions) in any state in which the Certificates are not exempt from registration under Blue Sky laws or state securities laws. Prior to the date hereof, you have not offered, pledged, sold, disposed of or otherwise transferred any Certificate or any security backed by the Mortgage Loans, any interest in any Certificate or such security or any Mortgage Loan except as set forth in Section 4.2.

4.2  It is understood that the Underwriter will solicit offers to purchase the Certificates as follows:

(a)  Prior to the time you have received the Definitive Free Writing Prospectus you may, in compliance with the provisions of this Agreement, solicit offers to purchase Certificates; provided, that you shall not accept any such offer to purchase a Certificate or any interest in any Certificate or otherwise enter into any Contract of Sale for any Certificate, any interest in any Certificate or any Mortgage Loan prior to the investor’s receipt of the Definitive Free Writing Prospectus.

(b)  Any Free Writing Prospectus (other than the Definitive Free Writing Prospectus) relating to the Certificates used by the Underwriter in compliance with the terms of this Agreement prior to the time the Underwriter has entered into a Contract of Sale for Certificates shall prominently set forth the following statement or its equivalent:

The information in this free writing prospectus is preliminary, and will be superseded by the Definitive Free Writing Prospectus.  This free writing prospectus is being delivered to you solely to provide you with information about the offering of the Certificates referred to in this free writing prospectus and to solicit an offer to purchase the Certificates, when, as and if issued.  Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the Certificates until we have accepted your offer to purchase Certificates.  We will not accept any offer by you to purchase Certificates, and you will not have any  contractual commitment to purchase any of the Certificates until after you have received the Definitive Free Writing Prospectus. You may withdraw your offer to purchase Certificates at any time prior to our acceptance of your offer.

“Written Communication” has the same meaning as that term is defined in Rule 405 of the 1933 Act Regulations.

(c)  Any Free Writing Prospectus relating to Certificates and used by the Underwriter in connection with marketing the Certificates, including the Definitive Free Writing Prospectus, shall prominently set forth the following statement or its equivalent:

The Certificates referred to in these materials are being sold when, as and if issued.  You are advised that Certificates may not be issued that have the characteristics described in these materials.  Our obligation to sell such Certificates to you is conditioned on the mortgage loans and certificates having the characteristics described in these materials.  If for any reason we do not deliver such Certificates, we will notify you, and neither the issuer nor any underwriter will have any obligation to you to deliver all or any portion of the Certificates which you have committed to purchase, and none of the issuer nor any underwriter will be liable for any costs or damages whatsoever arising from or related to such non-delivery.

4.3  It is understood that you will not enter into a Contract of Sale with any investor until the investor has received the Definitive Free Writing Prospectus.  For purposes of this Agreement, Contract of Sale has the same meaning as in Rule 159 of the 1933 Act Regulations.  The Definitive Free Writing Prospectus shall prominently set forth the following statement or its equivalent:

This Definitive Free Writing Prospectus supersedes the information in any free writing prospectus previously delivered in connection with this offering, to the extent that this Definitive Free Writing Prospectus is inconsistent with any information in any free writing prospectus delivered in connection with this offering.

4.4  It is understood that you may prepare and provide to prospective investors certain Free Writing Prospectuses (as defined below), subject to the following conditions:

(a)  Unless preceded or accompanied by a prospectus satisfying the requirements of Section 10(a) of the Act, the Underwriter shall not convey or deliver any Written Communication to any person in connection with the initial offering of the Certificates, unless such Written Communication either (i) is made in reliance on Rule 134 under the Act, (ii) constitutes a prospectus satisfying the requirements of Rule 430B under the Act, (iii) is the Definitive Free Writing Prospectus, or (iv) both (1) constitutes a Free Writing Prospectus (as defined below) used in reliance on Rule 164 and (2) includes only information that is within the definition of ABS Informational and Computational Materials as defined in Item 1101 of Regulation AB.

(b)  The Underwriter shall comply in all material respects with all applicable laws and regulations in connection with the use of Free Writing Prospectuses, including but not limited to Rules 164 and 433 of the 1933 Act Regulations and all Commission guidance relating to Free Writing Prospectuses, including but not limited to Commission Release No. 33-8591.

(c)  For purposes hereof, “Free Writing Prospectus” shall have the meaning given such term in Rules 405 and 433 of the 1933 Act Regulations.  “Issuer Information” shall mean information included in a Free Writing Prospectus that both (i) is within the types of information specified in clauses (1) to (5) of footnote 271 of Commission Release No. 33-8591 (Securities Offering Reform) as shown in Exhibit D hereto and (ii) has been either prepared by, or has been reviewed and approved by, the Company as evidenced by oral, electronic or written communication by it or through its attorneys.  “Underwriter Derived Information” shall refer to information of the type described in clause (5) of such footnote 271 when prepared by an Underwriter.

(d)  All Free Writing Prospectuses provided to prospective investors, whether or not filed with the Commission, shall bear a legend on each page including the following statement or its equivalent:

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES.  BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE ISSUER HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUER AND THE OFFERING.  YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV. ALTERNATIVELY, THE ISSUER, ANY UNDERWRITER OR ANY DEALER PARTICIPATING IN THE OFFERING WILL ARRANGE TO SEND YOU THE PROSPECTUS AT NO CHARGE IF YOU REQUEST IT BY CALLING TOLL-FREE 1–866-500-5409.

The Company shall have the right to require additional specific legends or notations to appear on any Free Writing Prospectus, the right to require changes regarding the use of terminology and the right to determine the types of information appearing therein.

(e)  The Underwriter shall have delivered to the Company, a reasonable and customary time prior to the proposed date of first use thereof, (i) any Free Writing Prospectus prepared by or on behalf of the Underwriter that contains any information that, if reviewed and approved by the Company, would be Issuer Information, and (ii) any Free Writing Prospectus or portion thereof that contains only a description of the final terms of the Certificates after such terms have been established for all classes of Certificates being publicly offered; provided, however, that the Underwriter shall have no obligation to deliver any Free Writing Prospectus which contains only Underwriter Derived Information.  To facilitate filing to the extent required by Section 5.10 or 5.11, as applicable, all Underwriter Derived Information shall be set forth in a document separate from the document including Issuer Information.  All Free Writing Prospectuses prepared by the Underwriter that are required to be delivered to the Company under this subsection (e), (i) must be approved by the Company before the Underwriter provides the Free Writing Prospectus to investors pursuant to the terms of this Agreement (such approval to be evidenced as set forth in Section 4.4(c)(ii)), and (ii) shall be provided by the Underwriter to the Company, for filing as provided in Section 5.10 in the format as required by the Company.

(f)  In the event that the Underwriter possesses actual knowledge that, as of the date on which an investor entered into an agreement to purchase any Certificates, any Free Writing Prospectus prepared by or on behalf of the Underwriter and delivered to such investor contained any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading, unless such statement was corrected or added to the Definitive Free Writing Prospectus (such Free Writing Prospectus, a “Defective Free Writing Prospectus”), the Underwriter shall notify the Company thereof as soon as practical but in any event within one business day after discovery.

(g)  If the Underwriter does not provide any Free Writing Prospectuses to the Company pursuant to subsection (e) above, the Underwriter shall be deemed to have represented, as of the Closing Date, that it did not provide any prospective investors with any information in written or electronic form in connection with the offering of the Certificates that is required to be filed with the Commission by the Company as a Free Writing Prospectus (other than the Definitive Free Writing Prospectus) in accordance with the 1933 Act Regulations. Information not required to be filed shall include any Free Writing Prospectus containing solely Underwriter Derived Information.

(h)  In the event of any delay in the delivery by the Underwriter to the Company of any Free Writing Prospectuses required to be delivered in accordance with subsection (e) above, or in the delivery of the accountant’s comfort letter in respect thereof, the Company shall have the right to delay the release of the Prospectus to investors or to the Underwriter, to delay the Closing Date and to take other appropriate actions in each case as necessary in order to allow the Company to comply with its agreement set forth in Section 5.10 to file the Free Writing Prospectuses by the time specified therein.

(i)  The Underwriter covenants with the Company that after the final Prospectus is available the Underwriter shall not distribute any written information concerning the Certificates to a prospective investor unless such information is preceded or accompanied by the final Prospectus.

5.  Agreements.  Alliance Bancorp and the Company agrees with the Underwriter that:

5.1  The Company will promptly advise the Underwriter (i) when any amendment to the Registration Statement has become effective or any revision of or supplement to the Prospectus has been so filed (unless such amendment, revision or supplement does not relate to the Certificates or the trust), (ii) of any request by the Commission for any amendment of the Registration Statement or the Prospectus or for any additional information (unless such request for additional information does not relate to the Certificates or the trust), (iii) of any written notification received by the Company of the suspension of qualification of the Certificates for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose and (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the institution or, to the knowledge of the Company, the threatening of any proceeding for that purpose.  The Company will not file an amendment to the Registration Statement or supplement to the Prospectus (if such amendment or supplement relates to the Certificates) unless the Company has furnished the Underwriter with a copy of such amendment for its review prior to such filing.  The Company will use its best efforts to prevent the issuance of any such stop order and, if issued, to obtain as soon as possible the withdrawal thereof.

5.2  The Company will cause the Prospectus Supplement to be transmitted to the Commission for filing pursuant to Rule 424(b) under the Act by means reasonably calculated to result in filing with the Commission within the time period required by said rule. The Company will cause the Prospectus Supplement to be transmitted to the Commission for filing no later than the close of business on the business day prior to the Closing Date.

5.3  If, during the period after the first date of the public offering of the Certificates in which a prospectus relating to the Certificates is required to be delivered under the Act, any event occurs as a result of which the Prospectus would include any untrue statement of a material fact required to be stated therein, in order to make the statements therein, in the light of the circumstances when the Prospectus is delivered to a purchaser, not misleading, or if it shall be necessary to amend or supplement the Prospectus to comply with the Act or the 1933 Act Regulations or the respective rules thereunder, the Company promptly will notify the Underwriter and will prepare and furnish, at its own expense, to the Underwriter, either amendments or supplements to the Prospectus so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

5.4  If the Company or the Underwriter reasonably determines that any Written Communication contains an untrue statement of material fact or omits to state a material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading at the time that a Contract of Sale was entered into, in the case of such a Written Communication, during the time a prospectus was required to be delivered, either the Company or the Underwriter may prepare corrective information, with notice to the other party, and the Underwriter shall deliver such information in a manner reasonably acceptable to both parties, to any person with whom a Contract of Sale was entered into, and such information shall provide any such person with the following:

(a)  Adequate disclosure of the contractual arrangement;

(b)  Adequate disclosure of the person’s rights under the existing Contract of Sale at the time termination is sought;

(c)  Adequate disclosure of the new information that is necessary to correct the misstatements or omissions in the information given at the time of the original Contract of Sale; and

(d)  A meaningful ability to elect to terminate or not terminate the prior Contract of Sale and to elect to enter into or not enter into a new Contract of Sale.

5.5  The Company will furnish to the Underwriter, without charge, a copy of the Registration Statement (including exhibits thereto) and, so long as delivery of a prospectus by the Underwriter or dealer may be required by the Act, as many copies of the Prospectus, any documents incorporated by reference therein and any amendments and supplements thereto as the Underwriter may reasonably request; provided, however, that you will only deliver the prospectus to those investors that request a paper copy thereof.

5.6  The Company agrees, so long as the Certificates shall be outstanding, to deliver to the Underwriter the annual statements as to compliance delivered to the Trustee pursuant to Section 3.19 of the Pooling and Servicing Agreement and the annual statement of a firm of independent public accountants furnished to the Trustee pursuant to Section 3.20 of the Pooling and Servicing Agreement, as soon as such statements are furnished to the Company.

5.7  The Company will endeavor to arrange for the qualification of the Certificates for sale under the laws of such jurisdictions as the Underwriter may reasonably designate and will maintain such qualification in effect so long as required for the initial distribution of the Certificates and to determine the legality of the Certificates for purchase by institutional investors; provided, however, that the Company shall not be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action that would subject it to general or unlimited service of process in any jurisdiction where it is not now so subject.

5.8  If the transactions contemplated by this Agreement are consummated, Alliance Bancorp and the Company will pay or cause to be paid all expenses incident to the performance of the obligations of the Company under this Agreement, including, without limitation, (a) costs and taxes incident to the authorization, sale and delivery of the Certificates, (b) costs incident to preparation, printing and filing or otherwise reproducing the Registration Statement (including any amendments or exhibits thereto), the Prospectus, the other Transaction Documents and the Certificates, (c) fees and expenses of the Trustee and its counsel, (d) the fees and expenses of KMPG in connection with any letter(s) delivered pursuant to Section 6.9 and (e) fees and expenses of counsel or special counsel to the Company, and will reimburse the Underwriter for any expenses (including reasonable fees and disbursements of counsel) reasonably incurred by the Underwriter in connection with qualification of the Certificates for sale and determination of their eligibility for investment under the laws of such jurisdictions as the Underwriter has reasonably requested pursuant to Section 5.7 above and the printing of memoranda relating thereto, for any fees charged by investment rating agencies for the rating of the Certificates, for expenses incurred in distributing the Definitive Free Writing Prospectus and the Prospectus (including any amendments and supplements thereto) to the Underwriter and for any costs and expenses (including without limitation any damages or other amounts payable in connection with legal or contractual liability) associated with the reforming of any Contract of Sale or related actions taken by the Underwriter pursuant to Section 5.4 to the extent caused by a breach of the representation contained in Section 1.1(b) relating to the Definitive Free Writing Prospectus or caused by an error in the Pool Information. Except as herein provided, the Underwriter shall be responsible for paying for (a) the fees and expenses of KPMG in connection with any letter other than any letter delivered pursuant to Section 6.9 and (b) all costs and expenses incurred by the Underwriter, including the fees and disbursements of its counsel, in connection with the purchase and sale of the Certificates.

5.9  If, during the period after the Closing Date in which a prospectus relating to the Certificates is required to be delivered under the Act, the Company receives notice that a stop order suspending the effectiveness of the Registration Statement or preventing the offer and sale of the Certificates is in effect, the Company will advise the Underwriter of the issuance of such stop order.  Upon receipt of notice of such stop order, the Underwriter shall cease all offers and sales of the Certificates.

5.10  The Company shall file, to the extent required to be filed, any Free Writing Prospectus prepared by the Company (including the Definitive Free Writing Prospectus), and any Issuer Information contained in any Free Writing Prospectus provided to it by the Underwriter under Section 4.4(e), not later than the date of first use of the Free Writing Prospectus, except that:

(a)  As to any Free Writing Prospectus or portion thereof required to be filed that contains only the description of the final terms of the Certificates after such terms have been established for all classes of Certificates being publicly offered, such Free Writing Prospectus or portion thereof may be filed by the Company within two days of the later of the date such final terms have been established for all classes of Certificates being publicly offered and the date of first use; and

(b)  Notwithstanding clause (a) above, as to any Free Writing Prospectus or portion thereof required to be filed that contains only information of a type included within the definition of ABS Informational and Computational Materials, the Company shall file such Free Writing Prospectus or portion thereof within the later of two business days after any Underwriter first provides this information to investors and the date upon which the Company is required to file the Prospectus Supplement with the Commission pursuant to Rule 424(b)(3) of the Act;

provided further, that prior to such use of any Free Writing Prospectuses by the Company, the Underwriter must comply with its obligations pursuant to Section 4.4 and that the Company shall not be required to file any Free Writing Prospectus that does not contain substantive changes from or additions to a Free Writing Prospectus previously filed with the Commission.

5.11  The Underwriter shall file any Free Writing Prospectus (other than a Free Writing Prospectus that is covered by Section 5.10) that has been distributed by the Underwriter in a manner that could lead to its broad, unrestricted dissemination not later than the date of first use, provided that if that Free Writing Prospectus contains only information of a type included within the definition of ABS Informational and Computational Materials then such filing shall be made within the later of two business days after the Underwriter first provide this information to investors and the date upon which the Company is required to file the Prospectus Supplement with the Commission pursuant to Rule 424(b)(3) of the Act; provided further, that the Underwriter shall not be required to file any Free Writing Prospectus that does not contain substantive changes from or additions to a Free Writing Prospectus previously filed with the Commission.

5.12  During the period when a prospectus is required by law to be delivered in connection with the sale of the Certificates pursuant to this Agreement, the Company will file or cause to be filed, on a timely and complete basis, all documents that are required to be filed by the Company with the Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act (as defined below).

5.13  The Company will furnish to the Underwriter, without charge as many copies of the Prospectus, any documents incorporated by reference therein and any amendments and supplements thereto as the Underwriter may reasonably request..

6.  Conditions to the Obligations of the Underwriter. The Underwriter’s obligation to purchase the Certificates shall be subject to (i) the accuracy on and as of the Closing Date of the representations and warranties on the part of Alliance Bancorp and the Company herein contained; (ii) the performance by Alliance Bancorp and the Company of all of its obligations hereunder; and (iii) the following conditions as of the Closing Date:

6.1  No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for that purpose shall be pending or, to the knowledge of the Company, threatened by the Commission; and the Prospectus Supplement shall have been filed or transmitted for filing, by means reasonably calculated to result in a filing with the Commission not later than the time required by Rule 424(b) under the Act.

6.2  Since May 1, 2007, there shall have been no material adverse change (or any development involving a prospective change) in the sole judgment of the Underwriter in the condition of the Company or Alliance Bancorp that, in the judgment of the Underwriter, impairs the investment quality of the Certificates so as to make it impracticable or inadvisable to market the Certificates on the terms and in the manner contemplated in the Prospectus.

6.3  The Company shall have delivered to the Underwriter a certificate, dated the Closing Date, of the President, a Senior Vice President or a Vice President of the Company to the effect that the signer of such certificate has examined this Agreement, the Prospectus, the Pooling and Servicing Agreement and various other closing documents, and that, to the best of his or her knowledge after reasonable investigation:

(a)  the representations and warranties of the Company in this Agreement and all other Transaction Documents to which it is a party are true and correct in all material respects; and

(b)  the Company has, in all material respects, complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

6.4  Alliance Bancorp shall have delivered to the Underwriter a certificate, dated the Closing Date, of the President, a Senior Vice President or a Vice President of Alliance Bancorp to the effect that the signer of such certificate has examined this Agreement, the Prospectus, the Pooling and Servicing Agreement and various other closing documents, and that, to his or her actual knowledge the representations and warranties of Alliance Bancorp, in this Agreement and all other Transaction Documents to which Alliance Bancorp is a party are true and correct in all material respects as of the Closing Date.

6.5  The Underwriter shall have received the opinions and a letter of Thacher Proffitt & Wood LLP, special counsel for the Company, dated the Closing Date and substantially to the effect set forth in Exhibit A-l, Exhibit A-2 and Exhibit A-3 and the opinion of in-house counsel for Alliance Bancorp, dated the Closing Date and substantially to the effect set forth in Exhibit B-l.

6.6  The Underwriter shall have received from McKee Nelson, counsel for the Underwriter, an opinion dated the Closing Date in form and substance satisfactory to the Underwriter.

6.7  The Certificates shall have been rated at least as described directly below by Standard & Poor's, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody's Investors Service, Inc. (“Moody's”).

Class	S&P’s Rating	Moody’s Rating
Class A-1	AAA	Aaa
Class A-2	AAA	Aaa
Class A-3	AAA	Aaa
Class M-1	AA+	Aaa
Class M-2	AA	Aa1
Class M-3	AA-	Aa1
Class M-4	A+	Aa2
Class M-5	A	Aa3
Class M-6	A-	A1
Class M-7	BBB+	A2
Class M-8	BBB	A3
Class M-9	BBB-	Baa1

The Underwriter shall have received a copy of the letter from each of the respective rating agencies to such effect; and such ratings shall not have been withdrawn on or before the Closing Date.

6.8  The Underwriter shall have received the opinion of Pryor Cashman Sherman & Flynn LLC special counsel to the Trustee, dated the Closing Date, substantially to the effect set forth in Exhibit C.

6.9  The Underwriter shall have received from KPMG, certified public accountants, a letter dated the date hereof and satisfactory in form and substance to the Underwriter and the Underwriter’s counsel, to the effect that they have performed certain specified procedures, all of which have been agreed to by the Underwriter, as a result of which they determined that certain information of an accounting, financial or statistical nature set forth in the Definitive Free Writing Prospectus and the Prospectus Supplement under the captions “The Mortgage Pool”, “Description of the Certificates”, “Yield on the Certificates” and “Pooling and Servicing Agreement” (and for the avoidance of doubt, any static pool data pursuant to Item 1105 of Regulation AB under the 1933 Act Regulations included or incorporated by reference in the Definitive Free Writing Prospectus or the Prospectus) agrees with the records of the Company excluding any questions of legal interpretation.

6.10  The Underwriter shall have received from Thacher Proffitt & Wood LLP, special counsel to the Company, and from in-house counsel to the Company, reliance letters with respect to any opinions delivered to Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. and Moody’s Investors Service, Inc.

6.11  The Underwriter shall have received a certificate, dated the Closing Date, of the President, a Senior Vice President or a Vice President of Alliance Bancorp and the Company as to the good standing of Alliance Bancorp and the Company and the due authorization by Alliance Bancorp of the transactions contemplated herein.

6.12  The Underwriter shall have received such further information, certificates and documents as the Underwriter may reasonably have requested, and all proceedings in connection with the transactions contemplated by this Agreement and all documents incident hereto shall be in all material respects reasonably satisfactory in form and substance to the Underwriter and the Underwriter’s counsel.

6.13  The information contained in the Definitive Free Writing Prospectus and the Prospectus in the section “RISK FACTORS—The Sponsor and Servicer and Its Parent Have Breached Certain Covenants Under Their Respective Financing Arrangements” is true and correct in all material respects.

6.14  No lender has exercised any remedy with respect to a default under any indenture, contract, lease, mortgage, deed of trust, note, agreement or other evidence of indebtedness or other agreement, obligation or instrument to which Alliance Bancorp, the Company or any of their affiliates is a party or by which it or its properties are bound which would have a material adverse affect on the financial condition of Alliance Bancorp or the Company or their ability to enter into the transactions contemplated by this Agreement.

The Company will furnish the Underwriter with conformed copies of the above opinions, certificates, letters and documents as you reasonably request.

If any of the conditions specified in this Section 6 shall not have been fulfilled in all material respects when and as provided in this Agreement, or, if any of the opinions and certificates mentioned above or elsewhere in this Agreement shall not be in all material respects reasonably satisfactory in form and substance to the Underwriter and its counsel, this Agreement and all obligations of the Underwriter hereunder may be canceled at, or at any time prior to, the Closing Date by the Underwriter. Notice of such cancellation shall be given to Alliance Bancorp and the Company in writing, or by telephone or telegraph confirmed in writing. If the Underwriter terminates as a result of this provision, Alliance Bancorp and the Company shall reimburse the Underwriter for all reasonable out of pocket expenses, including fees of counsel.

7.  Indemnification and Contribution.

7.1  (a) Alliance Bancorp and the Company agree, jointly and severally, to indemnify and hold harmless the Underwriter and each person, if any, who controls the Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) from and against any and all losses, claims, damages, expenses (as incurred) and liabilities, joint or several, to which the Underwriter or they may become subject under the Exchange Act, or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages, expenses or liabilities (or actions in respect thereof) arise out of or are based upon or are caused by any untrue statement or alleged untrue statement of a material fact contained in the Definitive Free Writing Prospectus, or in any Issuer Information contained in any other Free Writing Prospectus, or in any Underwriter Derived Information to the extent caused by any error in the Pool Information, or in the Registration Statement for the registration of the Certificates as originally filed or in any amendment thereof or other filing incorporated by reference therein, or in the Prospectus or any amendment thereof or supplement thereto or other filing incorporated by reference therein or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and agrees to reimburse each such indemnified party for any legal or other expenses reasonably incurred, as such expenses are incurred, by it or him in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that none of Alliance Bancorp or the Company shall be liable to the Underwriter or any person who controls the Underwriter to the extent that any misstatement or alleged misstatement or omission or alleged omission is based upon any information with respect to which the Underwriter has agreed to indemnify Alliance Bancorp and the Company pursuant to Section 7.2.

(b)           Alliance Bancorp and the Company, jointly and severally, agree to indemnify and hold harmless the Underwriter and each person, if any, who controls the Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act agree to indemnify and hold harmless the Underwriter and each person, if any, who controls the Underwriter within the meaning of either Section 15 of the Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities caused by errors in the Pool Information.

7.2  The Underwriter agrees to indemnify, hold harmless and reimburse Alliance Bancorp and the Company, each of their directors or officers who signed the Registration Statement and any person controlling Alliance Bancorp and the Company to the same extent as the indemnity set forth in clause 7.1 above from Alliance Bancorp and the Company to the Underwriter, provided, however, that the Underwriter shall be liable for losses, claims, damages and liabilities only to the extent that they arise out of or are based upon (i) the Underwriter’s Information, (ii) any Underwriter Derived Information, except to the extent of any errors in any Underwriter Derived Information that are caused by errors in the Pool Information, (iii) any Free Writing Prospectus for which the conditions set forth in Section 4.4(e) above are not satisfied with respect to the prior approval by the Company, and (iv) any portion of any Free Writing Prospectus (other than the Definitive Free Writing Prospectus) not constituting Issuer Information, except to the extent of any errors that are caused by errors in the Pool Information. This indemnity agreement will be in addition to any liability which the Underwriter may otherwise have.

Each of Alliance Bancorp and the Company acknowledges that the Underwriter’s Information constitutes the only information furnished in writing by or on behalf of the Underwriter expressly for use in the Registration Statement or the Prospectus or in any amendment thereof or supplement thereto, as the case may be.

7.3  In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either clause 7.1 or 7.2, such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonable fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (ii) the indemnifying party shall not have employed counsel reasonably satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action or (iii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. In any case described in subclauses (ii) or (iii) of the immediately preceding sentence, the fees and disbursements of counsel for the indemnified party shall be paid by the indemnifying party. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings involving the same general allegations in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm (plus one local counsel, as necessary) for all such indemnified parties. Such firm shall be designated in writing by the Underwriter, in the case of parties indemnified pursuant to clause 7.1 and by Alliance Bancorp or the Company, as applicable, in the case of parties indemnified pursuant to clause 7.2. The indemnifying party may, at its option, at any time upon written notice to the indemnified party, assume the defense of any proceeding and may designate counsel reasonably satisfactory to the indemnified party in connection therewith provided that the counsel so designated would have no actual or potential conflict of interest in connection with such representation. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding. Unless it shall assume the defense of any proceeding, the indemnifying party shall not be liable for any settlement of any proceeding, effected without its prior written consent.

7.4  If the indemnification provided for in this Section 7 is unavailable to an indemnified party under clause 7.1 or 7.2 hereof or insufficient in respect of any losses, claims, damages, expenses or liabilities referred to therein, then each indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, expenses or liabilities, in such proportion as is appropriate to reflect (i) the relative benefits received by Alliance Bancorp and the Company on the one hand and the Underwriter on the other from the offering of the Certificates or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of Alliance Bancorp and the Company on the one hand and the Underwriter on the other in connection with the statements or omissions or alleged statements or alleged omissions which resulted in such losses, claims, damages, expenses or liabilities, as well as any other relevant equitable considerations. The relative benefits received by Alliance Bancorp and the Company on the one hand, and by the Underwriter on the other shall be in the same proportions that the purchase price paid by the Underwriter to the Company for the Certificates before deducting the expenses of the Company (“Net Proceeds”) and the excess of (a) the purchase prices paid by investors to the Underwriter for the Certificates (the “Public Offering Price”) over (b) Net Proceeds, bear to the Public Offering Price. The relative fault of Alliance Bancorp and the Company on the one hand and of the Underwriter on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Alliance Bancorp or the Company or by the Underwriter, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

7.5  Alliance Bancorp, the Company and the Underwriter agree that it would not be just and equitable if contribution pursuant to this Section 7 were determined by pro rata allocation or by any other method of allocation which does not take account of the considerations referred to in clause 7.4, above. The amount paid or payable by an indemnified party as a result of the losses, claims, damages, expenses and liabilities referred to in this Section 7 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim except where the indemnified party is required to bear such expenses pursuant to clause 7.4; which expenses the indemnifying party shall pay as and when incurred, at the request of the indemnified party, to the extent such expenses are required to be paid by such indemnifying party under this Section 7. Notwithstanding the provisions of this Section 7, the Underwriter shall not be required to contribute any amount in excess of the amount by which the Public Offering Price exceeds the Net Proceeds.  In the event that any expenses so paid by the indemnifying party are subsequently determined to not be required to be borne by the indemnifying party hereunder, the party which received such payment shall promptly refund the amount so paid to the party which made such payment. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

7.6  The indemnity and contribution agreements contained in this Section 7 and the representations and warranties of Alliance Bancorp and the Company in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by any Underwriter or on behalf of any Underwriter or any person controlling Underwriter or by or on behalf of Alliance Bancorp or the Company and their respective directors or officers or any person controlling Alliance Bancorp or the Company and (iii) acceptance of and payment for any of the Certificates.

7.7  Alliance Bancorp and the Company acknowledge and agree that the Underwriter in providing investment banking services to Alliance Bancorp and the Company in connection with the offering, including in acting pursuant to the terms of this Agreement, has acted and is acting as an independent contractor and not as a fiduciary and Alliance Bancorp and the Company do not intend the Underwriter to act in any capacity other than independent contractor, including as a fiduciary or in any other position of higher trust.

8.  Termination. This Agreement shall be subject to termination by the Underwriter by notice given to Alliance Bancorp and the Company, (i) if the sale of the Certificates provided for herein is not consummated because of any failure or refusal on the part of Alliance Bancorp or the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason Alliance Bancorp or the Company shall be unable to perform their respective obligations under this Agreement or (ii) trading in securities generally on the New York Stock Exchange shall have been suspended or materially limited, (iii) a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities, or (iv) there shall have occurred any outbreak or escalation of hostilities or other calamity or crisis the effect of which on the financial markets is such as to make it, in your reasonable judgment, impracticable to market the Certificates on the terms specified in this Agreement. If the Underwriter terminates this Agreement in accordance with this Section 8, Alliance Bancorp or the Company will reimburse the Underwriter for all reasonable out-of-pocket expenses (including reasonable fees and disbursements of counsel) that shall have been reasonably incurred by the Underwriter in connection with the proposed purchase and sale of the Certificates.

9.  Certain Representations and Indemnities to Survive. The respective agreements, representations, warranties, indemnities and other statements of Alliance Bancorp or the Company or their respective officers, and the Underwriter set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by you or on your behalf or made by or on behalf of Alliance Bancorp, the Company or any of their officers, directors or controlling persons, and will survive delivery of and payment for the Certificates.

10.  Notices.  All communications hereunder will be in writing and effective only on receipt, and, if sent to the Underwriter, will be mailed, delivered or telegraphed and confirmed to it at Barclays Capital Inc., 200 Park Avenue, New York, New York 10166, Attention: Jay Kim; if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Alliance Securities Corp., 1000 Marina Blvd, Suite 100, Brisbane, California 94005, Attention: Leon Daniels, or if sent to Alliance Bancorp, will be mailed, delivered, or telegraphed and confirmed to it at Alliance Bancorp, 1000 Marina Blvd., Suite 100, Brisbane, California 94005, Attention:  Leon Daniels.

11.  Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 7 hereof, and their successors and assigns, and no other person will have any right or obligation hereunder.

12.  Applicable Law. This Agreement will be governed by and construed in accordance with the laws of the State of New York.

13.  Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, which taken together shall constitute one and the same instrument.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement among Alliance Bancorp, the Company and you.

Very truly yours, ALLIANCE SECURITIES CORP.

By:	/s/ Lisa A. Duehring
Name:	Lisa A. Duehring
Title:	President

ALLIANCE BANCORP

By:	/s/ Lisa A. Duehring
Name:	Lisa A. Duehring
Title:	President

The foregoing Underwriting Agreement is hereby confirmed and accepted as of the date first above written. BARCLAYS CAPITAL INC.

By:	/s/ Glen Greeley
Name:	Glen Greeley
Title:	Director

SCHEDULE I

Class	Certificate Principal Balance
Class A-1	$166,387,000
Class A-2	$ 69,328,000
Class A-3	$ 41,597,000
Class M-1	$ 21,011,000
Class M-2	$ 12,156,000
Class M-3	$ 3,473,000
Class M-4	$ 5,556,000
Class M-5	$ 3,300,000
Class M-6	$ 2,257,000
Class M-7	$ 3,299,000
Class M-8	$ 2,258,000
Class M-9	$ 3,472,000

EXHIBIT A-1

Opinion of Thacher Proffitt & Wood LLP re: Closing Opinion

(Please See Tab #27)

EXHIBIT A-2

10b-5 Letter of Thacher Proffitt & Wood LLP

(Please See Tab #26)

EXHIBIT A-3

Letter of Thacher Proffitt & Wood LLP re: Certain Security Law Matters

(Please See Tab #28)

EXHIBIT B-1

Opinion of In-house Counsel to Alliance Bancorp re: Certain Matters

(Please See Tab #30)

 EXHIBIT C

Opinion of Trustee’s Counsel

(Please See Tab #35)

EXHIBIT D

FOOTNOTE 271 INFORMATION

[Excerpt from Offering Reform adopting release-bold headings added for convenience of reference]

In the case of asset-backed issuers certain information comprehended within the definition of ABS informational and computational material is analogous to the term of securities and is therefore issuer information.  For example, we would expect that the following categories of such material, which are derived from the definition of ABS informational and computational materials, are generally issuer information:

(1)           Structural information-factual information regarding the asset-backed securities being offered and the structure and basic parameters of the securities, such as the number of classes, seniority, payment priorities, terms of payment, the tax, ERISA or other legal conclusions of counsel, and descriptive information relating to each class (e.g., principal amount, coupon, minimum denomination, price or anticipated price, yield, weighted average life, credit enhancements, anticipated ratings, and other similar information relating to the proposed structure of the offering);

(2)           Collateral information-factual information regarding the pool assets underlying the asset-backed securities, including origination, acquisition and pool selection criteria, information regarding any prefunding or revolving period applicable to the offering, information regarding significant obligors, data regarding the contractual and related characteristics of the underlying pool assets (e.g., weighted average coupon, weighted average maturity, delinquency and loss information and geographic distribution) and other factual information concerning the parameters of the asset pool appropriate to the nature of the underlying assets, such as the type of assets comprising the pool and the programs under which the loans were originated;

(3)           Key parties information-identification of key parties to the transaction, such as servicers, trustees, depositors, sponsors, originators and providers of credit enhancement or other support, including information about any such party;

(4)           Static pool data-static pool data, as referenced in Item 1105 of Regulation AB 17 CFR 229.1105, such as for the sponsor’s and/or servicer’s portfolio, prior transactions or the asset pool itself; and

(5)           Issuer computational material-to the extent that the information is provided by the issuer, depositor, affiliated depositor, or sponsor, statistical information displaying for a particular class of asset-backed securities the yield, average life, expected maturity, interest rate sensitivity, cash flow characteristics, total rate of return, option adjusted spread or other financial or statistical information related to the class or classes under specified prepayment, interest rate, loss or other hypothetical scenarios.  (Where such information is prepared by the Underwriteror dealer, it is not issuer information, even when derived from issuer information.)